Exhibit 10.3
AMENDMENT NO.2 TO SECURITIES PURCHASE OPTION AGREEMENT
This Amendment No. 2 to Securities Purchase Option Agreement (this “Amendment”), is made and executed on this the 9th day of January, 2026 (the “Effective Date”), by and among Artivion, Inc., a Delaware corporation formerly known as CryoLife, Inc. (“Buyer”), Endospan Ltd., an Israeli private limited liability company (the “Company”), and Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the Securityholders (the “Securityholder Representative”) pursuant to Section 11.5 of that certain Securities Purchase Option Agreement entered into by and among Buyer, the Company, the Securityholders (as defined therein), and the Securityholder Representative dated September 11, 2019 (as amended as of July 1, 2024, the “Original Purchase Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to each such term in the Original Purchase Agreement.
RECITALS
WHEREAS, Buyer, the Company, and the Securityholders entered into the Original Purchase Agreement to, among other things, provide Buyer an option (but not the obligation) to purchase (directly or indirectly through an Affiliate) 100%, but not less than 100%, of the Company Securities held by the Securityholders;
WHEREAS, the Buyer and the Company have agreed that the Buyer may provide one or more advance deposits (the “Deposits”) with respect to anticipated purchase orders pursuant to which the Buyer or its Affiliates would order products from the Company for delivery following the Company’s receipt of FDA Approval (the “Buyer POs”) and, as an inducement to such Deposits, the Company and the Buyer have agreed to amend the terms of the Buyer Option under the Original Purchase Agreement as amended pursuant to this Amendment (the Original Purchase Agreement as so amended, the “Agreement”);
WHEREAS, pursuant to Section 12.1 of the Original Purchase Agreement, the Original Purchase Agreement may be amended by the Parties thereto at any time by execution of an instrument in writing signed on behalf of the Parties; provided that any amendment of the Original Purchase Agreement signed by the Securityholder Representative shall be binding upon and effective against each of the Securityholders whether or not they have signed such amendment, subject to certain limitations set forth in the Agreement; and
WHEREAS, the Company, the Buyer and the Securityholder Representative desire to amend the Original Purchase Agreement as set forth in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth in this Amendment, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:
1.    Amendments to Definitions. The following definitions set forth in Schedule 4 to the Original Purchase Agreement are hereby amended in their entirety to read as follows:

“Company Cash” shall mean the amount of cash and cash equivalents in the accounts of the Company as of 12:01 a.m. Eastern Time on the Closing Date, excluding the amount of issued but uncleared checks and ACH and excluding restricted cash. Any cash or cash equivalents held by the Company or its Affiliates as Buyer Deposits shall not be included as Company Cash.
“Company Debt” shall mean any Indebtedness of the Company, which for purposes of Section 4.1 shall be determined as of 12:01 a.m., Eastern Time on the Closing Date, and for all other purposes shall be determined as of the date of determination described in this Agreement, including the JLL Loan, to the extent then outstanding, but excluding the Buyer Loan and any related liabilities. The Buyer Deposits shall not be included as Indebtedness or Company Debt.
“Net Working Capital” shall mean the amount, as of 12:01 a.m. Eastern Time on the Closing Date, by which (A) the sum of the Company’s consolidated current assets (determined in accordance with the Accepted Accounting Principles, and excluding deferred Tax assets, other Tax assets, and cash and cash equivalents), exceeds (B) the sum of the Company’s consolidated current liabilities (determined in accordance with the Accepted Accounting Principles, and a good faith reasonable estimate of the Seller Taxes, and excluding deferred Tax liabilities), current and long term deferred revenue, accrued payroll, vacation, bonus and other employee benefit Liabilities but excluding Company Debt, Adjustment Items and the Third Party Transaction Expenses, and excluding the Buyer Loan and any related liabilities. The value of any inventory manufactured for commercialization under the Distribution Agreement shall not be included in the Company’s consolidated current assets for Net Working Capital Purposes. The value of any inventory manufactured or acquired by the Company or its Affiliates using Buyer Deposits and held by the Company for the purpose of fulfilling Buyer POs will be included in the Company’s consolidated current assets, and the Company’s obligations with respect to Buyer Deposits and Buyer POs will be included in the Company’s consolidated current liabilities. To the extent the Company’s obligations with respect to Buyer Deposits and Buyer POs exceeds the value of inventory manufactured or acquired by the Company or its Affiliates using Buyer Deposits for the purpose of fulfilling Buyer POs, the preceding sentence would result in a negative Net Working Capital amount. The value of equipment or other assets (other than inventory) manufactured or acquired by the Company or its Affiliates using Buyer Deposits will not be included in the Company’s consolidated current assets, regardless of whether such equipment or other assets are milestones for Buyer Deposits under Section 9.19 of the Agreement.
“Target Working Capital” shall equal to the arithmetic mean of the Net Working Capital as of the last day of each of the full twelve (12) calendar months immediately preceding the Closing Date, provided that the calculation of Target Working Capital shall exclude (i) any inventory manufactured for commercialization under the Distribution Agreement, (ii) any inventory manufactured or acquired by the Company or its Affiliates using Buyer

Deposits, (iii) any equipment or other assets (other than inventory) manufactured or acquired by the Company or its Affiliates using Buyer Deposits, and (iv) the Company’s obligations with respect to Buyer Deposits and Buyer POs.
2.    Additional Defined Terms. The following defined terms are hereby added to Schedule 4 to the Agreement:
“Buyer Deposits” shall mean advance deposits paid by Buyer or its Affiliates to the Company or its Affiliates with respect to Buyer POs prior to the Closing Date.
“Buyer POs” shall mean individual purchase orders or a framework purchase order delivered by Buyer or its Affiliates to the Company or its Affiliates prior to the Closing Date with respect to NEXUS Products or other products to be delivered by the Company to Buyer or its Affiliates outside of the existing Distribution Agreement.
3.    Amendment to Article IX. A new Section 9.19 shall be added after Section 9.18 of the Original Purchase Agreement:
“9.19    Buyer Deposits and Buyer POs.
(a)    By January 16, 2026, Buyer will provide the Company an initial Buyer Deposit in the amount of $1,000,000 with respect to a Buyer PO.
(b)    Provided that the Company has completed the buildout of a new cleanroom, entered into purchase orders with long-term vendors needed to fulfill the Buyer POs, and delivered evidence of each of the foregoing that is reasonably satisfactory to Buyer (which is anticipated to occur by February 1, 2026), Buyer will provide the Company an additional Buyer Deposit in the amount of $1,000,000 with respect to one or more additional Buyer POs; provided, however, if the Company does not complete these requirements by December 31, 2026, Buyer will have no obligation to provide an additional Buyer Deposit under this Section 9.19(b).
(c)    Provided that the Company has recruited and hired at least seven new production-related staff members, has completed training with SEISA Medical for additional manufacturing capacity, and delivered evidence of each of the foregoing that is reasonably satisfactory to Buyer (which is anticipated to occur by May 1, 2026), Buyer will provide the Company an additional Buyer Deposit in the amount of $1,000,000 with respect to one or more additional Buyer POs; provided, however, if the Company does not complete these requirements by December 31, 2026, Buyer will have no obligation to provide an additional Buyer Deposit under this Section 9.19(c).
(d)    The terms of each Buyer PO will be separately negotiated between Buyer and the Company. If the Acquisition is not consummated, then the Buyer Deposits shall be deemed non-refundable. If the

Acquisition is consummated, then the Buyer Deposits shall be treated in accordance with the terms set forth in the applicable Buyer PO.
(e)    The Parties acknowledge and agree that the classification of any Buyer Deposit in the financial statements of either Party (including, without limitation, as a reduction of accounts receivable, a prepaid expense, or deferred revenue) shall not affect the treatment of such Buyer Deposit for purposes of this Agreement, including the calculation of Net Working Capital and Company Cash. For the avoidance of doubt, the Buyer Deposits shall continue to be treated, solely for purposes of this Agreement, in accordance with the definitions set forth in Schedule 4, as amended, regardless of the accounting presentation adopted by either Party.”
4.    Amendments to Section 13.1. The address of Buyer’s counsel set forth in Section 13.1(a) of the Original Purchase Agreement is amended to be as follows:
“with a copy (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
401 W. 4th Street, Suite 3200
Austin, TX 78701 U.S.A.
Attention: Andrew Smetana
Email address: ”
5.    Full Force and Effect. Except as expressly amended hereby, all other terms of the Original Purchase Agreement (as amended hereby) shall continue in full force and effect. Without limiting the foregoing, the terms of Article XIII of the Original Purchase Agreement (as amended hereby) shall apply to this Amendment as if fully set forth herein.
6.    Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same Contract and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.
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IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Securities Purchase Agreement as of the date first written above.
ENDOSPAN LTD.

By:    /s/ Kevin Mayberry
Name:     Kevin Mayberry
Title:    CEO

SIGNATURE PAGE TO AMENDMENT NO.2 TO SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Securities Purchase Agreement as of the date first written above.
ARTIVION, INC.

By:    /s/ James P. Mackin
Name:     James P. Mackin
Title:    President & CEO

SIGNATURE PAGE TO AMENDMENT NO.2 TO SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Securities Purchase Agreement as of the date first written above.
SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholder Representative

By:    /s/ Casey McTigue
Name: Casey McTigue
Title:    Managing Director

SIGNATURE PAGE TO AMENDMENT NO.2 TO SECURITIES PURCHASE OPTION AGREEMENT